Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

March 22, 2007

Board of Directors
Big Cat Energy Corporation
201 W. Lakeway, Suite 1000
Gillette, WY 82718

Dear Sirs:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Big Cat Energy Corporation (formerly Big Cat Mining Corporation) (an exploration stage company) of our report, dated September 6, 2006, on the balance sheets of Big Cat Energy Corporation (formerly Big Cat Mining Corporation) (an exploration stage company) as at April 30, 2006 and 2005, and the related statements of operations, cash flows, and stockholders’ deficiency for each of the two years in the period ended April 30, 2006, and for the cumulative period from June 19, 1997 (date of inception) to April 30, 2006.

CORDOVANO AND HONECK LLP
Cordovano and Honeck LLP
Certified Public Accountants
Englewood, Colorado